AMENDMENT TO

                            TRANSFER AGENT AGREEMENT

         This Amendment dated as of January 1, 2001, is to the Transfer Agent Agreement made as of March 14, 1994 and subsequently amended and restated on June 27, 1994, May 7, 1995, August 10, 1995 and July 1, 1996 (the "Agreement") by and between Franklin Templeton Investor Services, Inc. a Florida corporation ("FTISI") and Templeton Global Investment Trust (the "Trust").

                                   WITNESSETH:

         WHEREAS, both FTISI and the Trust wish to amend the Agreement;

         WHEREAS, FTISI merged into FRANKLIN TEMPLETON INVESTOR SERVICES, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

          NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

          1. FTISI's name is henceforth to be known as "Franklin Templeton Investor Services, LLC."

          2. All references to FTISI being a "Florida corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



                                    FRANKLIN TEMPLETON INVESTOR SERVICES, LLC

                                    By:/s/MARTIN L. FLANAGAN
                                      --------------------------------
                                       Martin L. Flanagan


                                    TEMPLETON GLOBAL INVESTMENT TRUST

                                    By:/s/JOHN R. KAY
                                       ------------------------------
                                       John R. Kay